Exhibit 10.3

FOR IMMEDIATE RELEASE

Company Contact:

Jennifer Carberry

NYFIX, Inc.

(203) 425-8000 or

info@nyfix.com

www.nyfix.com

NYFIX APPOINTS NEW CHIEF FINANCIAL OFFICER

STAMFORD, CT., February 1, 2006 – NYFIX, Inc. (Pink Sheets: NYFX), a leader in technology solutions for the financial marketplace, announced today it has appointed Steve R. Vigliotti as Chief Financial Officer. Mark R. Hahn, the Company’s former CFO, has been appointed Senior Vice President of Finance.

Mr. Vigliotti was most recently employed by Maxcor Financial Group Inc. as its Chief Financial Officer, Treasurer and Chief Accounting Officer. Maxcor, a Nasdaq-listed financial services company until its sale in May 2005, is known for its Euro Brokers inter-dealer brokerage businesses as well as its institutional brokerage business, focused on high-yield and distressed debt, convertible securities and equities. Mr. Vigliotti was employed by Maxcor from May 1998 until August 2005. Previously, Mr. Vigliotti was employed by the accounting firm of BDO Seidman, LLP for approximately seven years, lastly as an Audit Partner in the firm’s financial services group. Mr. Vigliotti is a certified public accountant and received his B.B.A. degree in accounting from Hofstra University.

“Steve brings with him a unique mix of public company CFO, audit and financial services industry experience that I am confident will make him an important asset to the NYFIX management team. I am pleased to welcome Steve to our team and look forward to working with him,” commented Bob Gasser, NYFIX’s Chief Executive Officer.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and execution services. Our NYFIX Network is one of the industry’s largest networks, connecting broker-dealers, institutions and exchanges. In addition to our headquarters in Stamford, we have offices on Wall Street in New York City, in London’s Financial District, in Chicago, and in San Francisco. We operate redundant data centers in the northeastern United States with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.